Exhibit 5.1

[Simpson Thacher & Bartlett LLP Letterhead]

December 18, 2009

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Ladies and Gentlemen:

We have acted as counsel to People’s United Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of (i) an aggregate of 3,211,388 shares of Common Stock, par value $.01 per share (“Common Stock”), to be acquired by Company employees under the People’s United Financial, Inc. 2007 Recognition and Retention Plan (amended) (the “RRP”), (ii) an aggregate of 14,469,872 shares of Common Stock to be acquired by Company employees under the People’s United Financial, Inc. 2007 Stock Option Plan (amended) (the “Option Plan”) and (iii) an aggregate of 9,543,677 shares of Common Stock to be acquired by Company employees under the People’s United Financial, Inc. 2008 Long-Term Incentive Plan (the “LTIP” and, together with the RRP and the Option Plan, the “Plans”). The Common Stock to be acquired by Company employees under the Plans, together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act), are collectively referred to herein as the “Shares.”

We have examined the Registration Statement, a form of the Share certificate and the Plans. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued by the Company pursuant to the Plans have been duly authorized and, upon their issuance and delivery in accordance with the Plans, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP